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                                                                EXHIBIT 10.g


                         CORPORATE OPPORTUNITIES AGREEMENT

    This Agreement is made as of December 27, 1988 among Masco Corporation, a Delaware corporation ("Masco"), Masco Industries, Inc., a Delaware corporation ("Industries") and TriMas Corporation, a Delaware corporation ("TriMas").

    WHEREAS, Industries has agreed, pursuant to an Acquisition and Subscription Agreement (the "Acquisition Agreement") dated as of November 7, 1988, to transfer certain businesses and cash to TriMas in exchange for an equity interest in TriMas and TriMas subordinated debentures;

    WHEREAS, Masco has agreed, pursuant to the Acquisition Agreement, to contribute cash to TriMas in exchange for shares of TriMas common stock, and proposes thereafter, pursuant to the Acquisition Agreement, to distribute as a dividend (the "Distribution") a portion of its shares of TriMas common stock to its stockholders, as a result of which TriMas will become a publicly held corporation with approximately 48% of its outstanding common stock owned by Industries and approximately 19% owned by Masco;

    WHEREAS, following the consummation of the transactions set forth in the Acquisition Agreement and the Distribution, certain of the officers and Directors of Masco and Industries may also serve as officers and Directors of TriMas and, pursuant to the Corporate

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Services Agreement dated as of the date hereof (the "Corporate Services
Agreement") between Masco and TriMas, certain of the corporate staff of Masco may perform or assist TriMas in the performance of a number of corporate staff and administrative services, including corporate development functions; and

    WHEREAS, in light of the relationships among Masco, Industries and TriMas, the parties wish to reduce the potential for conflicts of interest, or the appearance of conflicts of interest, created by such relationships and to emphasize the development and growth of their several businesses rather than the development and growth of competitive product lines;

    NOW, THEREFORE, the parties agree as follows:

    1.    Business Opportunities.

          (a) Neither TriMas nor any of its subsidiaries shall undertake any Third-Party Transaction (as hereinafter defined) which comes to the attention of TriMas, Industries or Masco or any of their respective subsidiaries if a major portion of the business of the Third-Party Transaction entity involves: (i) residential or commercial building or home improvement products or services (excluding water supply valves which are not of the type currently manufactured or sold by Masco or its subsidiaries and which are installed on main water supply

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    lines), unless the opportunity to undertake such Third-Party Transaction has been presented to Masco and Industries and thereafter both decline or fail, within a reasonable period, to conclude such transaction, (ii) home furnishings products or services, unless the opportunity to undertake such Third-Party Transaction has been presented to Masco and thereafter Masco declines or fails, within a reasonable period, to conclude such transaction, or (iii) automotive products (other than fasteners), unless the opportunity to undertake such Third-Party Transaction has been presented to Industries and thereafter Industries declines or fails, within a reasonable period, to conclude such transaction.

          (b) Neither TriMas nor any of its subsidiaries shall otherwise establish a business, the acquisition of which would be subject to the provisions of paragraph (a) above, without the consent of Masco, Industries or both Masco and Industries, as the case may be.

    2.    Third-Party Transaction.      For purposes of this Agreement, a
"Third-Party Transaction" shall mean any acquisition, merger, consolidation or joint venture with, investment (other than investments solely in marketable securities) in or any similar transaction involving a party other than TriMas, Masco or

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Industries, any of their respective subsidiaries or any other entities in which on the date hereof any of such corporations has investments not consisting solely of marketable securities.

    3. Prior Agreement. Nothing herein shall alter the Corporate Opportunities Agreement dated as of May 1, 1984 between Masco and Industries, which shall remain in full force and effect in accordance with its terms.

    4.    Duration.   This Agreement shall continue in effect until the date
which is two years after the termination of the Corporate Services Agreement and will thereafter be automatically renewed for one-year periods, subjects to the right of TriMas, Masco or Industries to terminate this Agreement by written notice which is received by the other parties at least 90 days prior to any such scheduled renewal date.

    5.    Assignability.    This Agreement shall not be assigned by any party,
except to a successor to substantially all of the business of a party, without the express written consent of the other parties.

    6.    Governing Law.    This Agreement shall be governed by and construed in
accordance with the laws of the State of Michigan.

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    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MASCO CORPORATION                         TRIMAS CORPORATION



By /s/ Richard G. Mosteller               By /s/ Brian P. Campbell
  -------------------------                 --------------------------
  Senior Vice President -                   President
  Finance and Assistant Secretary


MASCO INDUSTRIES, INC.

By /s/ Erwin H. Billig
  -------------------------
  President

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